77Q.2. Any information called for by instructions to sub-item
77Q2.
BACAP Alternative Multi-Strategy Fund, LLC

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING
COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the
Registrants managers and officers and persons who own more than ten percent of the registrants outstanding interests and certain officers and directors of the registrants investment advisers (collectively, Section 16 reporting persons) to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Fund interests.
Section 16 reporting persons are required by SEC regulations to furnish the Fund with copies of all
Section 16(a) forms they file. To the Funds knowledge, based solely on a review of the copies of such reports furnished to the Fund and on representations made, all Section 16 reporting persons complied with all Section 16(a)filing requirements applicable to them for the year ended
March 31, 2007, except that Allen Cheng, a Senior
Vice President of the registrants investment adviser, filed an Initial Statement of Beneficial
Ownership of Securities on Form 3 showing no ownership of Fund interests after the time period required if he were to be considered a Section 16 reporting person.